Exhibit 10.3
[EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]

APPLIED MATERIALS, INC.
RESTRICTED STOCK UNIT AGREEMENT
NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an award of Restricted Stock Units under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). Subject to the provisions of the Terms and Conditions of Restricted Stock Unit Award (the “Terms and Conditions”), which constitute part of this Agreement, and of the Plan, the principal features of this Award are as follows:
Number of Restricted Stock Units:    [MAX_SHARES]

Vesting of Restricted Stock Units:    Please refer to the UBS One Source website for the vesting schedule related to this grant of Restricted Stock Units (click on the specific grant under the tab labeled “Grants/Awards/Units.”).*
* Except as otherwise provided in the Terms and Conditions of this Agreement, the Employee will not vest in the Restricted Stock Units unless he or she is employed by the Company or one of its Affiliates through the applicable vesting date.
IMPORTANT:

Your electronic or written signature below indicates your agreement and understanding that this Award is subject to all of the Terms and Conditions and the Plan. For example, important additional information on vesting and forfeiture of this Award is contained in paragraphs 3 through 5 and paragraph 7 of the Terms and Conditions, and in Sections 4.4 and 12.10 of the Plan. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS OF THIS GRANT.
By clicking the “ACCEPT” button below, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
Be sure to retain a copy of your returned electronically signed Agreement. You may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 12 of the Terms and Conditions). If you prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Programs.
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For Employees who are People’s Republic of China (PRC) Nationals on the Grant Date: In the event that you are or become employed by an Affiliate of the Company located in the PRC, you will be subject to the PRC State Administration of Foreign Exchange (“SAFE”) regulations concerning the conversion and transfer of funds. As an employee of a Company Affiliate located in the PRC, you must enter into a separate agreement with the Company and the designated broker for the Plan, referred to as a Letter of Authorization, which includes, but is not limited to, the following provisions:
•Your participation in the Plan and this Award are subject to the rules and regulations set forth by SAFE;
•All cash proceeds related to the grant, vesting, and exercise of any Award granted to you by the Company and from the sale of Shares received by you under any Award granted to you by the Company must be transferred to you through a SAFE- approved foreign exchange bank account (“SAFE Account”) established by the Company;
•The Shares received under the Award will be deposited into an account set up for you with the designated broker for the Plan and may not be transferred from that account to any other bank, brokerage, or share-holding account.
•Within 30 days of your Termination of Service, all of the Shares held in your account with the designated broker must be sold either by you or by the designated broker and the proceeds from the sale of those Shares will be transferred to you through the SAFE Account.
If you do not provide a signed copy of the Letter of Authorization to the Company at the time that you become employed by an Affiliate of the Company located in the PRC, this Award shall become null and void without any liability to the Company and/or your employer and shall lapse with immediate effect.
For Employees employed in the United Kingdom (U.K.) on the Grant Date: The grant of your Award is subject to the execution of a joint election between the Company and you (the “Election”) under which you agree to pay all National Insurance contributions (NICs) that may become due in connection with the grant or vesting of the Award. The NICs include the “primary” NIC payable by an employee as well as the “secondary” NIC payable by the employer in the absence of any election (referred to as the Secondary Class 1 NIC). By accepting the Award, to the extent allowable by Applicable Law, you hereby consent and agree to satisfy any liability the Company and/or your employer realizes with respect to Secondary Class 1 NIC payments required to be paid by the Company and/or your employer in connection with the grant or vesting of the Award.
In addition, by accepting the Award, you hereby authorize the Company or your employer to withhold any such Secondary Class 1 NICs from the sale of a sufficient number of Shares upon vesting of the Award. In addition, and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to you to satisfy such Secondary Class 1 NICs. The Company, in its discretion, may require you, and you hereby agree, to make payment on demand for such contributions by cash or check to the
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designated broker for the Plan, the Company or your employer, and such contributions will be remitted to the HMR&C. If additional consents and/or elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If you do not enter an Election prior to the first vesting date or if the Election is revoked at any time by you or the HMR&C, the Award shall become null and void without any liability to the Company and/or your employer and shall lapse with immediate effect.

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TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD
1.    Grant. Applied Materials, Inc. (the “Company”) hereby grants to the Employee the number of Restricted Stock Units set forth on the first page of the Notice of Grant of this Agreement, subject to all the terms and conditions in this Agreement and the Plan. When Shares are delivered to the Employee as payment for the Restricted Stock Units, the par value of each Share will be deemed paid by the Employee by past services rendered by him or her to the Company, Payment of Shares shall be subject to the applicable tax withholdings. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive the value of one (1) Share at the time the Restricted Stock Unit vests. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 through 5, or paragraph 11, or Sections 4.4 or 12.10 of the Plan, the Employee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Payment of any vested Restricted Stock Units will be made in whole Shares only, provided, however, that if the Company determines that it is necessary or advisable, the Shares subject to the Restricted Stock Units shall be sold immediately upon settlement of the Restricted Stock Units, and the Employee shall receive the proceeds from the sale, less any applicable fees and taxes or other required withholding.
3.    Vesting Schedule. Except as provided in paragraphs 4, 5 and 11 of this Agreement, and Sections 4.4 and 12.10 of the Plan, and subject to paragraph 7, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”) (the “Vesting Schedule”). Subject to paragraph 4(b) below, the Restricted Stock Units will not vest in accordance with any of the provisions of this Agreement unless the Employee will have been continuously employed by the Company or by one of its Affiliates from the Grant Date up to and including the scheduled vesting date of the Restricted Stock Units.
4.    Modifications to Vesting Schedule.
(a)    Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the Vesting Schedule of the Restricted Stock Units will be modified as follows:
(i)    if the duration of the Employee’s PLOA is six (6) months or fewer, the Vesting Schedule (set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”)) will not be affected by the Employee’s PLOA.
(ii)    if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Restricted Stock Units under the
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Vesting Schedule that are not then vested will be deferred for a period of time equal to the duration of the Employee’s PLOA, minus six (6) months.
(iii)    if the duration of the Employee’s PLOA is greater than twelve (12) months, any Restricted Stock Units that are not then vested will immediately terminate.
(iv)    Example 1. Employee’s Restricted Stock Units are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a six-month PLOA. The Vesting Schedule of Employee’s Restricted Stock Units remains unchanged and will still be scheduled to vest on January 1 of the next calendar year.
(v)    Example 2. Employee’s Restricted Stock Units are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a nine-month PLOA. Employee’s Restricted Stock Units that are scheduled to vest after November 2 of the current calendar year will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Restricted Stock Units now will be scheduled to vest on April 1 of the next calendar year (three (3) months after the originally scheduled date).
(vi)    Example 3. Employee’s Restricted Stock Units are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a 13-month PLOA. Employee’s Restricted Stock Units will terminate on May 2 of the next calendar year.
In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve (12) month measurement period. Restricted Stock Units that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Restricted Stock Units that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated depending on the length of the Employee’s PLOA. The Vesting Schedule for the Restricted Stock Units will be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
(b)    Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Restricted Stock Units will vest on the date of the Employee’s death. In the event that any Applicable Law limits the Company’s ability to accelerate the vesting of the Restricted Stock Units, this paragraph 4(b) will be limited to the extent required to comply with applicable law. If the Employee is subject to Hong Kong’s ORSO provisions, this paragraph 4(b) will not apply to this award of Restricted Stock Units.
(c)    Change of Control. In the event of a Change of Control, the Restricted Stock Units will be treated in accordance with Section 4.4 of the Plan. In addition, in the event Employee experiences a qualifying Termination of Service within 12 months following a Change of Control, the vesting of the Restricted Stock Units shall be accelerated to the extent provided under Section 12.10 of the Plan.
5.    Committee Discretion. The Committee, in its discretion, may at any time accelerate the vesting of all or a portion of any unvested Restricted Stock Units, subject to the terms of the
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Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. Subject to the provisions of this paragraph 5, if the Committee, in its discretion, accelerates the vesting of all or a portion of any unvested Restricted Stock Units, the payment of such accelerated Restricted Stock Units shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than 60 days following the vesting date of such accelerated Restricted Stock Units. If the Employee is subject to Hong Kong’s ORSO provisions, the Committee may not accelerate the vesting of any unvested Restricted Stock Units as a result of the Hong Kong Employee’s Termination of Service.
6.    Payment after Vesting.
(a)    Any Restricted Stock Units that vest in accordance with paragraph 3 or 4 of this Agreement or Section 4.4 or 12.10 of the Plan (subject in each case to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable, but in all cases within 60 days, following the vesting date of such Restricted Stock Units. Any Restricted Stock Units that vest in accordance with paragraph 5 or 11 (subject to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph. For each Restricted Stock Unit that vests, the Employee will receive one Share, subject to withholding under paragraph 8.
(b)    Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested Restricted Stock Units is accelerated in connection with the Employee’s Termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (b) the payment of such accelerated Restricted Stock Units would result in the imposition of additional tax under Section 409A if paid to the Employee within the six (6) month period following the Employee’s Termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until the date that is six (6) months and one (1) day following the date of the Employee’s Termination of Service, unless the Employee dies following his or her Termination of Service, in which case, the Restricted Stock Units will be paid in Shares to the Employee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
7.    Forfeiture. Notwithstanding any contrary provision of this Agreement and except in the event of Employee’s death (see paragraph 4(b)), any Restricted Stock Units that have not vested pursuant to paragraphs 3 through 5 or paragraph 11 of this Agreement or Sections 4.4 or 12.10 of the Plan at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.
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8.    Withholding of Taxes. When Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax Obligations (defined below) are due, the Company (or the employing Affiliate) will withhold a portion of the Shares that has an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Restricted Stock Units and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.
Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock Units. All Tax Obligations related to the Restricted Stock Units and any Shares delivered in payment thereof are the sole responsibility of the Employee. Further, Employee shall be bound by any additional withholding requirements included in the Notice of Grant of this Agreement.
9.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provision of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on unvested Restricted Stock Units or Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.    No Effect on Employment. Subject to any authorized, written employment contract with the Employee, the terms of the Employee’s employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the Vesting Schedule (set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”)) do not constitute an express or implied promise of
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continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, will not be deemed a Termination of Service for the purposes of this Agreement.
11.    Changes in Restricted Stock Units. If as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Restricted Stock Units will be increased, reduced or otherwise affected, and by virtue of any such event, the Employee will, as the owner of unvested Restricted Stock Units (the “Prior Restricted Stock Units”), be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities), such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Stock Units pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Restricted Stock Units, such rights or warrants may be held or exercised by the Employee, provided that until such exercise, any such rights or warrants, and after such exercise, any shares or other securities acquired by the exercise of such rights or warrants, will be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Stock Units pursuant to the Plan and this Agreement. The Committee, in its sole discretion, at any time may (subject to paragraph 5) accelerate the vesting of all or a portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants; provided, however, that the payment of such accelerated new or additional awards will be made in accordance with the provisions of paragraph 5.
12.    Address for Notices. Any notice to be given to the Company under this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 3050 Bowers Avenue, M/S 1213, P.O. Box 58039, Santa Clara, CA 95052-8039, U.S.A., or at such other address as the Company may hereafter designate in writing.
13.    Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Restricted Stock Units and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Restrictions on Sale of Securities. The Employee’s sale of the Shares issued as payment for vested Restricted Stock Units will be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies, and all applicable securities and other laws.
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15.    Binding Agreement. Subject to the limitation on the transferability of the Restricted Stock Units contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Certificates for Shares. The Company will not be required to issue any certificate or certificates (which may be in book entry form) for Shares payable under this Agreement prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other U.S. or non-U.S. governmental regulatory body, which the Committee, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or non-U.S. governmental agency, which the Committee, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting date of the Restricted Stock Units, as the Committee may establish from time to time, for reasons of administrative convenience.
17.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to
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comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this Agreement.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.    Labor Law. By accepting this Restricted Stock Units award, the Employee acknowledges that: (a) the grant of these Restricted Stock Units is a one-time benefit which does not create any contractual or other right of the Employee to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future grants, including, but not limited to, when the Restricted Stock Units will be granted, the number of Restricted Stock Units subject to each award and when the Restricted Stock Units will vest, shall be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Restricted Stock Units is an extraordinary item of compensation that is outside the scope of the Employee’s employment contract, if any; (e) these Restricted Stock Units are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Restricted Stock Units shall cease upon Termination of Service for any reason, except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Restricted Stock Units have been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; and (i) there shall be no additional obligations for any Affiliate employing the Employee as a result of these Restricted Stock Units.
24.    Information on the Collection, Processing and Use of Employee Data. In administering this Restricted Stock Units award, the Company will collect, use and transfer the Employee personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”).
The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.
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The aforementioned Data will be collected, processed and used during and after the employment relationship. Data is not retained for longer than necessary to meet its intended purpose or for longer than required by applicable law.
The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any Shares of stock acquired from this award of Restricted Stock Units, as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. Subject to limitations set out in applicable law, the Employee has certain rights in respect of his or her Data, such as a right to access, correction, restriction, erasure, opposition and portability. Requests to exercise those rights can be made to the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates. The Employee understands, however, that refusing or opposing the collection and use of the Data may affect the Employee's ability to participate in the Plan. For more information on the consequences of the Employee's opposition to the collection or use of the Data, the Employee understands that he or she may contact the Employee's local Human Resources representative.
25.    Notice of Governing Law. This award of Restricted Stock Units will be governed by, and construed in accordance with, the laws of the State of California, in the U.S.A., without regard to principles of conflict of laws.
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